Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 25, 2024, in the Registration Statement (Form S-4) and the related prospectus for the registration of $400,000,000 of 6.2% First Mortgage Bonds, Series 2023A due 2053.
/s/ Ernst & Young LLP
Atlanta, Georgia
March 27, 2024